SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 20, 2009

Intelsat, Ltd.

(Exact Name of Registrant as Specified in Charter)

Bermuda	000-50262	98-0346003
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke, Bermuda	HM 08
(Address of Principal Executive Offices)	(Zip Code)

(441) 294-1650

Registrant’s telephone number, including area code

n/a

(Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Indenture and Registration Rights Agreement

On October 20, 2009, Intelsat Jackson Holdings, Ltd. (“Intelsat Jackson”) issued an aggregate principal amount of $500.0 million of 8 1/2% Senior Notes due 2019 (the “Notes”) at an issue price of 99.166%. The net proceeds from the Notes were used to declare and pay a dividend to Intelsat (Bermuda), Ltd. (“Intelsat Bermuda”) to fund the repurchase and cancellation by Intelsat Bermuda of approximately $400.0 million face amount of its outstanding 11 1/2%/12 1/2% Senior PIK Election Notes due 2017, to pay related fees and expenses and for general corporate purposes. The Indenture dated as of October 20, 2009, pursuant to which the Notes were issued is attached hereto as Exhibit 4.1 and incorporated herein by reference (the “Indenture”).

The Indenture contains covenants which include, among other things: a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to incur or guarantee additional debt or issue disqualified or preferred stock; a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to pay dividends, make other equity distributions or repurchase or redeem capital stock; a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to make certain investments; a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to enter into transactions with affiliates; a limitation on merger, consolidation, amalgamation and sale of assets applicable to Intelsat Jackson and some of its subsidiaries; and a limitation on Intelsat Jackson’s and some of its subsidiaries’ ability to incur liens on any of Intelsat Jackson’s assets securing other indebtedness.

The Indenture also contains events of default with respect to: default in payments of interest after a 30-day grace period or a default in the payment of principal when due; subject to a certain exception, default in the performance of any covenant in the Indenture that continues for more than 60 days after notice of default has been provided to Intelsat Jackson; failure to make any payment when due, including applicable grace periods, under any indebtedness for money borrowed by Intelsat, Ltd., Intelsat Jackson or a significant subsidiary thereof having a principal amount in excess of $75 million; the acceleration of the maturity of any indebtedness for money borrowed by Intelsat, Ltd., Intelsat Jackson or a significant subsidiary thereof having a principal amount in excess of $75 million; failure by Intelsat, Ltd., Intelsat Jackson or a significant subsidiary to pay final judgments aggregating in excess of $75 million, which judgments are not discharged, waived or stayed for 60 days; and certain events of bankruptcy, insolvency or reorganization of Intelsat, Ltd., Intelsat Jackson or a significant subsidiary.

The Notes are redeemable on the dates, at the redemption prices and in the manner specified in the Indenture.

Pursuant to a registration rights agreement (the “Registration Rights Agreement”), Intelsat Jackson agreed in the limited circumstances specified therein to make an offer to exchange the Notes for registered, publicly tradable notes that have substantially identical terms to the Notes. The Registration Rights Agreement, dated as of October 20, 2009, is attached hereto as Exhibit 4.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1	Indenture for the 8 1/2% Senior Notes due 2019, dated as of October 20, 2009, by and among Intelsat Jackson Holdings, Ltd., as Issuer, Intelsat, Ltd. and Intelsat (Bermuda), Ltd., as Parent Guarantors, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes).

4.2	Registration Rights Agreement, dated as of October 20, 2009, among Intelsat Jackson Holdings, Ltd., as Issuer, Intelsat, Ltd. and Intelsat (Bermuda), Ltd., as Parent Guarantors, the subsidiary guarantors named therein and Banc of America Securities LLC, as Representative of the Initial Purchasers named on Schedule I thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 22, 2009

INTELSAT, LTD.

By:	/s/ Phillip Spector
Name:	Phillip Spector
Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
4.1	Indenture for the 8 1/2% Senior Notes due 2019, dated as of October 20, 2009, by and among Intelsat Jackson Holdings, Ltd., as Issuer, Intelsat, Ltd. and Intelsat (Bermuda), Ltd., as Parent Guarantors, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as Trustee (including the forms of Notes).

4.2	Registration Rights Agreement, dated as of October 20, 2009, among Intelsat Jackson Holdings, Ltd., as Issuer, Intelsat, Ltd. and Intelsat (Bermuda), Ltd., as Parent Guarantors, the subsidiary guarantors named therein and Banc of America Securities LLC, as Representative of the Initial Purchasers named on Schedule I thereto.